Exhibit 99.03

                    , 2011

Visteon Corporation

Tender for Exchange of

6.75% Senior Notes due 2019, which have been registered under the

Securities Act of 1933, as amended,

for any and all outstanding 6.75% Senior Notes due 2019

144A Notes (CUSIP 92839U AE7 and ISIN US92839UAE73)

Regulation S Notes (CUSIP U9225V AB4 and ISIN USU9225VAB46)

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                     , 2011 (THE “EXPIRATION DATE”), UNLESS EXTENDED BY VISTEON CORPORATION IN ITS SOLE DISCRETION.

To Brokers, Dealers, DTC Participants, Commercial Banks, Trust Companies and Other Nominees:

Enclosed for your consideration is a prospectus, dated                 , 2011, of Visteon Corporation, a Delaware corporation (the “Issuer”), and a related letter of transmittal, that together constitute the Issuer’s offer to exchange up to $500,000,000 of 6.75% Senior Notes due 2019 (together with the guarantees thereof, the “Exchange Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), of the Issuer, for a like aggregate principal amount of 6.75% Senior Notes due 2019 (together with the guarantees thereof, the “Outstanding Notes”) of the Issuer.

We are asking you to contact your clients for whom you hold Outstanding Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Outstanding Notes registered in their own names.

Enclosed herewith are copies of the following documents for forwarding to your clients:

1. The prospectus dated                     , 2011;

2. A letter of transmittal for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup U.S. federal income tax withholding;

3. A form of notice of guaranteed delivery to be used to accept the exchange offer if certificates and all other required documents are not immediately available or if time will not permit all required documents to reach the exchange agent on or prior to the expiration date or if the procedure for book-entry transfer (including a properly transmitted agent’s message) cannot be completed on a timely basis; and

4. Instructions to a registered holder from the beneficial owner for obtaining your clients’ instructions with regard to the exchange offer.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS.

Visteon Corporation will not pay any fees or commissions to any broker, dealer or other person (other than the exchange agent as described in the prospectus) in connection with the solicitation of tenders of outstanding notes pursuant to the exchange offer.

Please refer to “Exchange Offer—Procedures for Tendering” in the prospectus for a description of the procedures which must be followed to tender notes in the exchange offer.

Any inquiries you may have with respect to the exchange offer may be directed to the exchange agent at (212) 815-3687 or at the address set forth on the cover of the letter of transmittal. Additional copies of the enclosed material may be obtained from the exchange agent.

Very truly yours,

Visteon Corporation

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON, THE AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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